EXHIBIT 1

                                 AMENDMENT #2 TO
                          AGREEMENT AND PLAN OF MERGER

         Amendment #2 (the "Amendment") to the Agreement and Plan of Merger, dated as of April 7, 2004, by and among Workflow Management, Inc., a Delaware corporation (the "COMPANY"), WF Holdings, Inc., a Delaware corporation ("PARENT"), and WFM Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company, Parent and Merger Sub have entered into that certain Agreement and Plan of Merger, as amended, dated as of January 30, 2004 (the "Merger Agreement"), pursuant to which, among other things, Parent would acquire the Company by means of a merger (the "Merger") of Merger Sub with and into the Company and, in connection therewith, the Company's stockholders would receive $5.375 per share; and

         WHEREAS, the parties desire to amend the Merger Agreement to provide that, in connection with the Merger, each of the Company's stockholders would receive $5.56 per share.

         NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

         1. AMENDMENT. The first sentence of Section 2.7(a) is hereby amended and restated to read in its entirety:

                  "Except as provided in clauses (b) and (c) below, each share of Company Common Stock (as defined in Section 4.2(a)) issued and outstanding immediately before the Effective Time (such shares of Company Common Stock, other than shares described in clauses (b) and (c) below, are hereinafter referred to as the "SHARES") shall be converted into the right to receive $5.56 (the "PER SHARE AMOUNT") in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share or an affidavit with respect thereto,
                  in  each   case  in   accordance   with   Section   2.8."

         2.       REPRESENTATIONS AND WARRANTIES.

                  (a) The Company has the necessary corporate power and corporate authority to enter into this Amendment and, subject to obtaining any necessary stockholder approval for the Merger, to carry out its obligations hereunder. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Company's stockholders in accordance with the Delaware Act. This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief


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of debtors,  and (ii) rules of law governing  specific  performance,  injunctive relief and other equitable remedies. The Company has taken all requisite actions such that the representations and warranties of the Company set forth in Section
4.20 of the Merger Agreement shall remain true and correct.

                  (b) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Amendment and to carry out its respective obligations hereunder. The execution and delivery of this Amendment by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, respectively. This Amendment has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.       MISCELLANEOUS.

                  (a) Except as modified hereby, the Merger Agreement shall remain in full force and effect and is hereby ratified in all respects.

                  (b) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State without regard to principles of conflicts of laws therein.

                  (c) This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  (d) Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.






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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        WORKFLOW MANAGEMENT, INC.


                                        By: /S/ Gerald F. Mahoney
                                           -----------------------------------
                                                 Name:    Gerald F. Mahoney
                                                 Title:   Chairman of the Board


                                        WF HOLDINGS, INC.


                                        By: /S/ Greg C. Mosher
                                           -----------------------------------
                                                 Name:    Greg C. Mosher
                                                 Title:   President


                                        WFM ACQUISITION SUB, INC.


                                        By: : /S/ Greg C. Mosher
                                           -----------------------------------
                                                 Name:    Greg C. Mosher
                                                 Title:   President




                        [SIGNATURE PAGE TO AMENDMENT #2]


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